UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 21, 2011

TARGETED MEDICAL PHARMA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53071	20-5863618
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2980 BEVERLY GLEN CIRCLE, SUITE 301
LOS ANGELES, CA 90077
(Address of principal executive offices)

(310) 474-9808
(Registrant’s telephone number, including area code)

AFH ACQUISITION III, INC.
9595 WILSHIRE BLVD., SUITE 900
BEVERLY HILLS CA 90212
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Targeted Medical Pharma, Inc. approved the entry into an employment agreement (the “Rudolph Employment Agreement”) with Ronald Rudolph pursuant to which Mr. Rudolph will serve as Executive Vice President of Finance and Chief Financial Officer of the Company for a term (the “Rudolph Term”) that commenced on December 19, 2011 (the “Rudolph Effective Date”) and which will terminate on December 31, 2012.  The Term of the Rudolph Employment Agreement will be extended for successive one-year periods (each a “Renewal Term”) unless either party delivers written notice of non-renewal 60 days in advance of the end of the current term.

Mr. Rudolph joined the Company in June 2011 as a consultant.  Prior to joining the Company, from February 2010 until June 2011, Mr. Rudolph was an independent consultant and founder of Rudolph Consulting, Inc.  From February 2010 to August 2010, Mr. Rudolph served as a financial consultant to Cardo Medical, Inc., a medical device technology and manufacturing company.  From October 2005 to February 2010, Mr. Rudolph was a partner with Tatum, LLC, a national executive services firm, and provided consulting services to a variety of public and private companies in evaluating acquisition opportunities, financings and operational matters.  While at Tatum, LLC, Mr. Rudolph served as interim chief financial officer for Catalytic Solutions, Inc., now known as Clean Diesel Technologies, Inc. (Nasdaq: CDTI; LSE-AIM:CTSU),  an international manufacturer for catalytic converters and catalytic systems for heavy duty diesel engines used in on- and off-road vehicles.  From April 1995 to January 2005, Mr. Rudolph served as the executive vice president, finance and administration and chief financial officer of On Assignment, Inc. (Nasdaq-GS:ASGN).  While Mr. Rudolph served as chief financial officer of On Assignment, the company engaged in multiple domestic and international aquisitions and expansion initiatives and revenue grew from approximately $50 million to nearly $290 million. Following his retirement in 2005, Mr. Rudolph continued to provide consulting services to On Assignment for the following year relating to investor relations, capital markets, strategic initiatives, accounting issues and related matters on a part-time basis.  From April 1987 to December 1994, Mr. Rudolph served as vice president, finance and administration and chief financial officer of Retix, Inc. (formerly Nasdaq: RETX), an internal manufacturer of enterprise networking devices and interoperability software, a part of which was eventually acquired by Nortel Networks, Inc. Mr. Rudolph also served as chief financial officer for a number of other companies prior to Retix, Inc. and also worked with Deloitte & Touche.  Mr. Rudolph is a certified public accountant and holds a Bachelor of Industrial Engineering from The Ohio State University and an M.B.A. from the University of Chicago.

Pursuant to the Rudolph Employment Agreement, Mr. Rudolph is entitled to receive a base salary (the “Rudolph Base Salary”) of $300,000 per year.  Effective January 1 of each Renewal Term, if any, the Rudolph Base Salary shall be increased by the greater of (i) 3% or such greater percentage as determined by the Board of Directors and (ii) an annual inflation adjustment equivalent to the inflation adjustment applied to the base salary of the Chief Executive Officer.  Mr. Rudolph is also eligible to earn a cash or equity bonus (the “Rudolph Bonus”) for each calendar year of his employment during which he is employed for at least three months, which Rudolph Bonus shall be determined in the sole discretion of the Board of Directors or a designated committee thereof.  In the event the Company consummates an initial public offering in which it raises a minimum of $20,000,000 by April 30, 2012, Mr. Rudolph shall also be entitled to receive an additional cash bonus of $150,000.  Mr. Rudolph shall also receive a monthly car allowance of $500 and be entitled to participate in benefit plans available to all employees of the Company.

In the event of any termination, Mr. Rudolph is entitled to receive all accrued and owing Rudolph Base Salary, reimbursable expenses and accrued vacation through the date of termination (the “Rudolph Base Termination Payment”).  In the event of a termination as a result of Disability (as defined in the Rudolph Employment Agreement), in addition to the Rudolph Base Termination Payment, Mr. Rudolph shall also receive Rudolph Base Salary for a period of twelve months, continued benefits through the end of the Term or Renewal Term, as the case may be, and continued eligibility to receive the Rudolph Bonus.  In the event of termination as a result of death, in addition to the Rudolph Base Termination Payment, Mr. Rudolph’s estate shall be entitled to receive Rudolph Base Salary for one month.  In the event of a termination by Mr. Rudolph for Good Cause (as defined in the Rudolph Employment Agreement) or by the Company for any reason other than Cause (as defined in the Rudolph Employment Agreement), in addition to the Rudolph Base Termination Payment, Mr. Rudolph shall be entitled to receive Rudolph Base Salary for twelve months.  In the event of a termination by the Company for Cause, Mr. Rudolph shall be entitled to receive no additional compensation other than the Rudolph Base Termination Payment.

In connection with the execution of the Rudolph Employment Agreement, Mr. Rudolph was granted ten–year options to purchase 250,000 shares of common stock (the “Rudolph Options”) with an exercise price equal to fair market value per share (as determined in accordance with Section 409A of the Internal Revenue Code).  The Rudolph Options will vest as to 50% of the grant on the Effective Date and will vest as to the remaining 50% on the one-year anniversary of the Effective Date.

The Rudolph Employment Agreement contains an indemnification provision wherein the Company promises to defend, indemnify, and hold Mr. Rudolph harmless to the fullest extent permitted by law against any and all liabilities incurred by Mr. Rudolph in connection with his good faith performance of his duties and obligations pursuant to the Rudolph Employment Agreement.   Mr. Rudolph has also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

This summary description is qualified in its entirety by reference to the actual Rudolph Employment Agreement, which is attached as 10.1 to this Form 8-K and is incorporated herein by reference.

On December 21, 2011, the Committee approved the entry into an employment agreement (the “Silver Employment Agreement”) with David Silver, MD, a director of the Company, pursuant to which Dr. Silver will serve as Executive Vice President of Medical and Scientific Affairs of the Company for a term (the “Silver Term”) that commenced on November 28, 2011 (the “Silver Effective Date”) and which will terminate on December 31, 2014.

Pursuant to the Silver Employment Agreement, Dr. Silver is entitled to receive a base salary (the “Silver Base Salary”) of $425,000 per year and a non-recoverable Base Commission of $175,000 per year (the “Silver Base Commission”).  Effective January 1, 2013 and for each calendar year of the Silver Term thereafter, the Silver Base Salary shall be increased by the greater of (i) 3% or such greater percentage as determined by the Board of Directors and (ii) an annual inflation adjustment equivalent to the inflation adjustment applied to the base salary of the Chief Executive Officer.  Dr. Silver is also eligible to earn a cash or equity bonus (the “Silver Bonus”) for each calendar year of his employment during which he is employed for at least three months, which Silver Bonus shall be determined in the sole discretion of the Board of Directors or a designated committee thereof.  Dr. Silver shall also receive a monthly car allowance of $500 and be entitled to participate in benefit plans available to all employees of the Company.

In addition to the Silver Base Salary and the Silver Base Commission, Dr. Silver shall also be entitled to an earned commission (the “Silver Earned Commission” and, together with the Silver Base Commission, the “Silver Commissions”) calculated as a percentage of the gross collectable revenue as specified in the table below from certain projects specified in the Silver Employment Agreement and presented by Dr. Silver prior to or during the Silver Term:

Gross Collectable Revenue	Percentage
$2,500,001 to $5,000,000	7%
$5,000,000 to $10,000,000	6%
$10,000,001 to $15,000,000	5%
$15,000,001 to $20,000,000	4%
$20,000,000 and above	3%

In the event of any termination, Dr. Silver is entitled to receive all accrued and owing Silver Base Salary, Silver Commissions, reimbursable expenses and accrued vacation through the date of termination (the “Silver Base Termination Payment”).  In the event of a termination as a result of Disability (as defined in the Silver Employment Agreement), in addition to the Silver Base Termination Payment, Dr. Silver shall also receive Silver Base Salary for a period of twelve months, continued benefits through the end of the Silver Term and the payment of any Silver Commissions through the end of the Silver Term.  In the event of termination as a result of death, in addition to the Silver Base Termination Payment, Dr. Silver’s estate shall be entitled to receive Silver Base Salary for one month and the payment of any Silver Commissions through the end of the Silver Term.  In the event of a termination by the Company for any reason other than Cause (as defined in the Silver Employment Agreement), death or disability, in addition to the Silver Base Termination Payment, Dr. Silver shall be entitled to receive Silver Base Salary for eighteen months and the payment of any Silver Commissions on any gross collectible revenue earned through the date of termination for the longer period of: (i) through the end of the Silver Term or (ii) eighteen months after the date of termination.  In the event of a termination by Dr. Silver for Good Cause (as defined in the Rudolph Employment Agreement), in addition to the Silver Base Termination Payment, Dr. Silver shall be entitled to receive Silver Base Salary for eighteen months and the payment of Silver Commissions on any gross collectible revenue earned through the date of termination for the longer period of (i) through the end of the Silver Term or (ii) thirty-six months after the date of termination.  In the event of a termination by the Company for Cause, Dr. Silver shall be entitled to receive, in addition to the Silver Base Termination Payment, the payment of any Silver Commissions through the end of the Silver Term on any gross collectible revenue earned through the date of termination.

In connection with the execution of the Silver Employment Agreement, Dr. Silver was granted ten–year options to purchase 400,000 shares of common stock (the “Silver Options”) with an exercise price equal to fair market value per share (as determined in accordance with Section 409A of the Internal Revenue Code).  The Silver Options will vest as to 50% of the grant on the Effective Date and will vest as to the remaining 50% on the one-year anniversary of the Effective Date.

The Silver Employment Agreement contains an indemnification provision wherein the Company promises to defend, indemnify, and hold Dr. Silver harmless to the fullest extent permitted by law against any and all liabilities incurred by Dr. Silver in connection with his good faith performance of his duties and obligations pursuant to the Silver Employment Agreement.   Dr. Silver has also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

Please see the Company’s amended registration statement on Form S-1/A, filed on November 9, 2011 with the Securities and Exchange Commission, for Dr. Silver’s biography.  This summary description is qualified in its entirety by reference to the actual Silver Employment Agreement, which is attached as 10.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

10.1	Employment Agreement, effective as of December 19, 2011, by and between the Company and Ronald Rudolph

10.2	Employment Agreement, effective as of November 28, 2011, by and between the Company and David Silver, MD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2011

TARGETED MEDICAL PHARMA, INC.

By: /s/ William E. Shell
Name: William E. Shell, MD
Chief Executive Officer

Exhibit Index

10.1	Employment Agreement, effective as of December 19, 2011, by and between the Company and Ronald Rudolph

10.2	Employment Agreement, effective as of November 28, 2011, by and between the Company and David Silver, MD